Exhibit 10.1
Execution Version

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CPN Management, LP
a Delaware Limited Partnership
effective as of August 29, 2018

PARTNERSHIP INTERESTS IN CPN MANAGEMENT, LP, A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CPN MANAGEMENT, LP AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.01	Certain Definitions	1
1.02	Construction	12

ARTICLE II. FORMATION		12

2.01	Continuation of the Partnership	12
2.02	Name	13
2.03	Registered Office; Registered Agent	13
2.04	Principal Place of Business	13
2.05	Purpose; Powers	13
2.06	Fiscal Year	13
2.07	Foreign Qualification Governmental Filings	13
2.08	Duration	13

ARTICLE III. PARTNERS; REPRESENTATIONS AND WARRANTIES OF PARTNERS		14

3.01	Partners	14
3.02	Additional Partners	14
3.03	Representations and Warranties	14
3.04	Liability to Third Parties	15

ARTICLE IV. INTERESTS AND CAPITAL CONTRIBUTIONS		16

4.01	Interests	16
4.02	Capital Contributions	16
4.03	Return of Contribution	16
4.04	Withdrawal of Capital	16
4.05	Further Contributions	16
4.06	Capital Accounts	16
4.07	Award of Interests to Class B Partners	16

ARTICLE V. DISTRIBUTIONS, REDEMPTIONS AND ALLOCATIONS		18

5.01	Distributions	18
5.02	Benchmark Amounts; Other Adjustments	19
5.03	Tax Distributions	19
5.04	Distributions in Error	19
5.05	Allocations	20
5.06	Withholding	24

ARTICLE VI. TRANSFERS OF INTERESTS		24

6.01	Transfers	24

i

6.02	Drag-Along Rights	26
6.03	Tag-Along Rights	27
6.04	Pledge of Interests	31
6.05	Repurchase Rights	31
6.06	Elective Transfer	34
6.07	IPO	35
6.08	Power of Attorney	36
6.09	Incapacity	36
6.10	Non-Competition; Non-Solicitation; Non-Disparagement	36
6.11	Parent Distribution	39

ARTICLE VII. MANAGEMENT		40

7.01	Management	40
7.02	Limitation of Duties	40
7.03	Transactions with Affiliates	40
7.04	Officers; Partners	40
7.05	Indemnification; Limitation of Liability	41
7.06	Officers’ Insurance	43

ARTICLE VIII. OTHER RIGHTS AND OBLIGATIONS OF PARTNERS		43

8.01	Books and Records	43
8.02	Schedule K-1 Information	43
8.03	Confidentiality	43

ARTICLE IX. TAXES		43

9.01	Tax Returns	43
9.02	Tax Classification	44
9.03	Partnership Representative	44
9.04	Section 409A	44

ARTICLE X. CERTIFICATION OF INTERESTS; REPORTS; BANK ACCOUNTS		44

10.01	Certification of Interests	44
10.02	Reports	45
10.03	Bank Accounts	45

ARTICLE XI. DISSOLUTION, LIQUIDATION TERMINATION AND CONVERSION		45

11.01	Dissolution	45
11.02	Liquidation and Termination	45
11.03	Cancellation of Filing	46

ii

ARTICLE XII. GENERAL PROVISIONS		46

12.01	Changes in Interests; Disposition of Assets	46
12.02	Offset	47
12.03	Notices	47
12.04	Entire Agreement; Supersedure	47
12.05	Effect of Waiver or Consent	47
12.06	Amendment or Modification	47
12.07	Binding Effect	48
12.08	Governing Law; Severability	48
12.09	Further Assurances	48
12.10	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	48
12.11	Waiver of Certain Rights	49
12.12	Counterparts	49

EXHIBIT A		A-1

EXHIBIT B		B-1

EXHIBIT C		C-1

EXHIBIT D		D-1

EXHIBIT E		E-1

iii

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CPN MANAGEMENT, LP
This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of CPN MANAGEMENT, LP, a Delaware limited partnership (the “Partnership”), effective as of August 9, 2018 (the “Effective Date”), is made and entered into by and among VOLT PARENT GP, LLC, a Delaware limited liability company, as the “General Partner,” and each of VOLT PARENT, LP, a Delaware limited partnership (“Parent”), and the holders of Class B Interests who execute this Agreement or a joinder hereto. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.01.
R E C I T A L S
WHEREAS, the Partnership was formed as a limited partnership under the Act pursuant to a certificate of limited partnership (the “Delaware Certificate”) filed in the office of the Delaware Secretary of State on January 10, 2018;
WHEREAS, the General Partner and Parent previously entered into that certain Amended and Restated Limited Partnership Agreement of the Partnership, effective as of March 8, 2018 (the “Prior Agreement”); and
WHEREAS, the Partners desire to amend and restate the Prior Agreement in its entirety as set forth herein and do hereby adopt this Agreement as the Limited Partnership Agreement of the Partnership.
A G R E E M E N T
NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained and to induce the parties hereto to enter into this Agreement, it is agreed as follows:
ARTICLE I.
DEFINITIONS
1.01    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:
(a)    add to such Capital Account any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    subtract from such Capital Account such Partner’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“Affiliate” of a Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first Person.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Amended Drag-Along Notice” has the meaning set forth in Section 6.02(c).
“Amended Tag-Along Notice” has the meaning set forth in Section 6.03(b).
“Assumed Tax Liability” means, with respect to any Partner, an amount, as determined in good faith by the General Partner, that is equal to the excess, if any, of (i) an amount sufficient to satisfy such Partner’s projected deemed federal, state and local income tax liability with respect to the income and gain allocated to such Partner (giving effect to any current or prior allocations of losses and deductions) for tax purposes pursuant to Section 5.05 of this Agreement for the portion of the then-current year through the end of the then-current fiscal quarter (determined without regard to any activities, income or loss of that Partner realized other than in its capacity as a Partner of the Partnership) over (ii) the distributions made to such Partner pursuant to Sections 5.01, 5.02 and 5.03 of this Agreement for such year. For each Partner other than Parent, the Assumed Tax Liability will be calculated based on the highest combined marginal income tax rate for an individual residing in New York, New York. For Parent, the Assumed Tax Liability will be calculated based on the highest combined marginal income tax rate for an individual or a corporation (whichever is higher) resident for tax purposes in New York, New York. In each case, the Assumed Tax Liability will also be calculated by utilizing the rates for ordinary income or capital gain (as applicable) depending on the character of the Partnership’s income and gain and (solely if and to the extent that Section 164(b)(6) of the Code is amended or repealed or expires after the date hereof and no longer applies to limit such deduction) taking into account the deductibility (if any) of state and local taxes for federal income tax purposes for the relevant period(s).
“Available Cash” means the gross cash proceeds from the Partnership’s operations (including sales and dispositions of property whether or not in the ordinary course of business) and any net cash proceeds from any issuance of equity, less amounts used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, future acquisitions and investments and contingencies, in each case as reasonably determined by the General Partner.
“Award” has the meaning set forth in Section 4.07(a).
“Award Agreement” means the written agreement between the Partnership and a Limited Partner of the Partnership pursuant to which Class B Interests may be issued to such Limited Partner in accordance with the terms of Section 3.02.
“Benchmark Amount” has the meaning set forth in Section 4.07(c).

“Benchmark Component” has the meaning set forth in Section 4.07(c).
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York are authorized or obligated by law to close.
“Calpine” means Calpine Corporation, a Delaware corporation and a wholly-owned subsidiary of the Partnership.
“Calpine Repurchase Right” has the meaning set forth in Section 6.05(a).
“Calpine Shares” means shares of common stock of Calpine.
“Capital” means the amount of cash and/or the initial Gross Asset Value of any non-cash property contributed to the Partnership (at the time of such contribution) by the Partners pursuant to the terms of this Agreement.
“Capital Account” means the capital account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:
(a)    To each Partner’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Partner (at the time of such contribution) to the Partnership pursuant to Article IV hereof, (ii) such Partner’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.05(a) and (b) hereof or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.
(b)    From each Partner’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Partnership assets distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 5.05(a) and (b) or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
(c)    In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.
(d)    Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
(e)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article XI hereof upon the dissolution of the Partnership.
“Capital Contribution” means any amount of Capital contributed to the Partnership by a Partner pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Partner will include the Capital Contributions made by a predecessor holder of the Interest of such Partner.
“Class A Interest” means any Interests (other than the Class B Interests), which may be denominated in one or more sub-classes and all such sub-classes together shall be deemed Class A Interests.
“Class A Partner” and “Class A Partners” means a Partner, in its capacity as a holder of record of Class A Interests, with a Capital Account as set forth on Exhibit A hereto.
“Class B Interests” means the Interests in the Partnership having the rights and obligations set forth in this Agreement with respect to Class B Interests and issued pursuant to Sections 3.02 and 4.07, as set forth on Exhibit A hereto.
“Class B Partner” and “Class B Partners” means a Limited Partner, in its capacity as a holder of record of Class B Interests, in each case so long as such Person is shown on the Partnership’s books and records as the owner of Class B Interests hereunder (or Calpine Shares received in redemption therefor pursuant to Section 6.05), but excluding the Partnership, the General Partner and the Class A Partners in the event the Partnership, the General Partner and/or the Class A Partners purchase Class B Interests pursuant to this Agreement.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise.
“Conversion Date” has the meaning set forth in Section 6.07(b).
“Conversion Shares” has the meaning set forth in Section 6.07(a).
“Date of Termination” means, with respect to each Class B Partner, the date on which such Class B Partner’s employment with or other service for the Partnership or its Affiliates terminates for any reason.
“Deemed Fair Value” means the price which, if paid for all of the Partnership’s assets, would produce net proceeds after payment of the Partnership’s liabilities (limited, in the case of nonrecourse liabilities, to the fair market value of the assets securing those liabilities) which, if distributed to the applicable Partner pursuant to Section 11.02(c)(iii) with respect to that portion of such Partner’s aggregate Interest being Transferred, would equal the applicable purchase price payable to such Partner in connection with any Drag-Along Sale or Tag-Along Sale, as applicable.
“Delaware Certificate” has the meaning set forth in the Recitals.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, that if the method described in Treasury Regulations Section 1.704-3(d) is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, then Depreciation in respect of such asset (or the relevant portion thereof) shall be determined in accordance with Treasury Regulations Section 1.704-3(d)(2). Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction allowable for such Fiscal Year or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
“Disability Notice” has the meaning set forth in Section 6.05(f)(ii).
“Drag-Along Co-Seller” has the meaning set forth in Section 6.02(a).
“Drag-Along Notice” has the meaning set forth in Section 6.02(c).
“Drag-Along Rights” has the meaning set forth in Section 6.02(a).
“Drag-Along Sale” has the meaning set forth in Section 6.02(a).
“Drag-Along Transferee” has the meaning set forth in Section 6.02(a).
“Economic Interest” means a Person’s right to share in the Profits, Losses or similar items of, and to receive distributions from, the Partnership, but does not include any other rights of a Partner including the right to vote, consent or otherwise participate in the management of the Partnership, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Partnership.
“ECP” means, collectively, Energy Capital Partners III, LP, Energy Capital Partners IV, LP and any of their respective parallel funds, co-investment vehicles, acquisition vehicles or alternative investment vehicles.
“ECP Aggregate Ownership” has the meaning set forth in Section 4.07(e).
“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.
“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts, as determined by the General Partner in good faith and consistent with any contemporaneous arm’s length transaction using such reasonable methods of valuation as it may adopt.
“Financing Documents” has the meaning set forth in Section 6.05(f)(i).
“Fiscal Year” has the meaning set forth in Section 2.06.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
“General Partner” means Volt Parent GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner has no obligation to make Capital Contributions or right to receive distributions under this Agreement.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any non-cash asset contributed by a Partner to the Partnership is the gross Fair Market Value of such asset.
(b)    The Gross Asset Value of all Partnership assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below may be adjusted to equal their respective gross Fair Market Values:
(i)    the acquisition of an additional Interest in the Partnership by a new or existing Partner in exchange for a more than de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership;
(ii)    the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an Interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership;
(iii)    the liquidation or dissolution of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);
(iv)    the grant of a more than de minimis Interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in his capacity as a Partner, or by a new Partner acting in his capacity as a Partner or in anticipation of becoming a Partner of the Partnership, if the General Partner

reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership, provided that such adjustment is consistent with the economic results contemplated by the parties under this Agreement; and
(v)    at such other times as the General Partner may reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 in a manner consistent with the economic results contemplated by the parties under this Agreement.
(c)    The Gross Asset Value of any Partnership asset distributed to a Partner is the gross Fair Market Value of such asset (taking Section 7701(g) of the Code into account) on the date of distribution.
(d)    The Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
(e)    If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and not by the depreciation, amortization and other cost recovery deductions taken into account with respect to that asset for federal income tax purposes.
“Hypothetical Value” means, in respect of a Partner’s Interests (or ECP’s direct or indirect equity interest in Parent), a pro rata portion (based on the ratio which (i) the portion of such Partner’s Interests (or ECP’s direct or indirect equity interest in Parent) being Transferred pursuant to Tag-Along Rights or Drag-Along Rights bears to (ii) such Partner’s entire Interest (or ECP’s entire direct or indirect equity interest in Parent)) of the amount that would have been distributed with respect to such Partner’s entire Interest (or ECP’s entire direct or indirect equity interest in Parent) pursuant to Section 11.02(c)(iii), if all of the Partnership’s assets and liabilities had been sold for their Deemed Fair Value and, immediately following the consummation of such hypothetical sale, the Partnership distributed the proceeds in accordance with Section 11.02(c)(iii).
“Incapacity” means the entry of an order of incompetence or of insanity, or the death, dissolution, bankruptcy (as defined in the Act), or termination (other than by merger or consolidation) of any Person.
“Indemnitee” has the meaning set forth in Section 7.05(a).
“Initial ECP Sale Percentage” has the meaning set forth in Section 6.03(a)(ii)(C).
“Initial Effective Date” means March 8, 2018.

“Initial Parent Sale Percentage” has the meaning set forth in Section 6.03(a)(ii)(A).
“Initial Repurchase Deadline” has the meaning set forth in Section 6.05(a).
“Initial Tag-Along Sale” means any Transfer subject to Section 6.03(a).
“Interest” means the partnership interest of a Partner in the Partnership at any particular time including such Partner’s Economic Interest and the right, if any, to participate in the management of the business and affairs of the Partnership, including the right (if any) to vote on, consent to or otherwise participate in any decision or action of or by the Partners, the right (if any) to designate members to the board of managers (or similar governing body) of the General Partner, and the right (if any) to receive information concerning the business and affairs of the Partnership, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.
“IPO” means the initial public offering of the Partnership’s equity securities or the equity securities of a Person that owns not less than 50.1% of the equity securities of the Partnership and holds no assets other than equity securities of the Partnership or any successor of the Partnership, in either case pursuant to an effective registration statement under the Securities Act.
“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Partner” means a limited partner of the Partnership.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Obligations” means all obligations of every nature of the Partnership under this Agreement.
“Officer” means any Person designated as an officer of the Partnership pursuant to Section 7.04(a).
“Parent” has the meaning set forth in the introductory paragraph hereof.
“Parent Distribution” has the meaning set forth in Section 6.11.
“Parent Interests” means the limited partnership interests in Parent.
“Parent LPA” means that certain Second Amended and Restated Limited Partnership Agreement of Parent, dated March 7, 2018, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Parent-Related Indemnitee” has the meaning set forth in Section 7.05(g).
“Parent-Related Indemnitors” has the meaning set forth in Section 7.05(g).
“Parent-Related Partner” means Parent and (i) any Affiliate of Parent or any direct or indirect partner, member or other equity participant of any of the foregoing, and (ii) any Transferee of the foregoing, in each case for so long as such Person owns any Interests.
“Partner” means each of the General Partner, Parent, each other Limited Partner, and any other Person who becomes a Partner in accordance with the terms of this Agreement, but does not include any Person who has ceased to hold any Interests in the Partnership.
“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Partnership” has the meaning set forth in the introductory paragraph hereof.
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Partnership Redemption Right” has the meaning set forth in Section 6.05(a).
“Percentage Interest” means, (i) as to each Class B Partner, its Percentage Interest (including both the vested and unvested portions), as set forth on Exhibit A attached hereto, as shall be amended from time to time by the General Partner to reflect any changes, and (ii) with respect to each Class A Partner, the product of (A) 100% minus the aggregate then outstanding Percentage Interests held by the Class B Partners at such time and (B) a fraction, the numerator of which is the total Capital contributed by such Class A Partner, as applicable, to the Partnership and the denominator of which is the aggregate total Capital contributed by all Class A Partners to the Partnership.
“Performance Class B Interests” has the meaning set forth in Section 4.07(e).
“Person” means any individual or Entity.
“Prime Rate” means the prime rate listed from time to time in The Wall Street Journal, which listing appears as of the relevant date of determination under the caption “Money Rates.”
“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;
(b)    Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;
(c)    Gain or loss resulting from any disposition of Partnership assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Partnership assets disposed of, notwithstanding that the adjusted tax basis of such Partnership assets differs from their Gross Asset Value;
(d)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;
(e)    To the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;
(f)    If the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and
(g)    Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Article V hereof will not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Article V hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.
“Proposed Regulations” has the meaning set forth in Section 5.05(d)(iv).

“Proprietary Information” has the meaning set forth in Section 6.10(c).
“Regulatory Allocations” has the meaning set forth in Section 5.05(b)(viii).
“Reinstatement Notice” has the meaning set forth in Section 6.05(f)(ii).
“Repurchase Disability” has the meaning set forth in Section 6.05(f)(i).
“Repurchase Price” means, with respect to any Calpine Shares held by a Class B Partner subject to the repurchase rights in Section 6.05, the “Repurchase Price” as defined in the Award Agreement between the Partnership and the triggering Class B Partner.
“Repurchase Trigger” has the meaning set forth in Section 6.05(a).
“Restricted Business” has the meaning set forth in Section 6.10(a).
“Restricted Period” has, with respect to each Class B Partner, the meaning set forth in any Award Agreement entered into with such Class B Partner.
“Section 409A” means Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date hereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholders Agreement” means that certain Stockholders Agreement of Calpine, dated as of the Initial Effective Date, by and among Calpine, the Partnership and each of the other stockholders who become parties thereto from time to time in accordance with the terms thereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Subsequent ECP Sale Percentage” has the meaning set forth in Section 6.03(a)(ii)(D).
“Subsequent Parent Sale Percentage” has the meaning set forth in Section 6.03(a)(ii)(B).
“Subsequent Tag-Along Sale” means any Transfer subject to Section 6.03(a).
“Substitute Partner” means (i) any Person (A) to whom a Partner (or transferee thereof) Transfers all or any part of such Partner’s Interest in the Partnership, and (B) which has been admitted to the Partnership as a Substitute Partner pursuant to Section 6.01(e) and (ii) any Person that purchases any Interest(s) pursuant to and in compliance with Sections 6.02, 6.03 or 6.06.
“Tag-Along Notice” has the meaning set forth in Section 6.03(b).
“Tag-Along Participant” has the meaning set forth in Section 6.03(a).
“Tag-Along Rights” has the meaning set forth in Section 6.03(a)(i)(D).

“Tag-Along Sale” means any Transfer subject to Section 6.03(a).
“Tag-Along Transferee” has the meaning set forth in Section 6.03(a).
“Third Party” means any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than (i) Calpine, the Partnership, Parent or any of their respective Affiliates or (ii) any employee benefit plan maintained by Calpine or any of its subsidiaries.
“Transfer” means a sale, assignment, transfer, exchange, or other disposition of or a pledge or grant of a security interest in or other encumbrance on any Interest.
“Transferee” means a Person that acquires all or any portion of an Interest as a result of a Transfer.
“Transferor” means a Person that Transfers all or any portion of an Interest to another Person.
“Unreturned Capital” means, with respect to any Class A Partner, an amount equal to the aggregate Capital Contributions made or deemed made by such Partner with respect to such Partner’s Interest, minus the aggregate amount of such Capital Contributions that have been returned to such Partner pursuant to Section 5.01 and Section 5.03.
1.02    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “or” is not exclusive. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with GAAP.
ARTICLE II.
FORMATION
2.01    Continuation of the Partnership. The Partnership was formed as a Delaware limited partnership on January 10, 2018 by the filing of the Delaware Certificate. The Partners desire to continue the Partnership for the purposes and upon the terms and conditions set forth herein. As of the Effective Date, the General Partner, Parent and the holders of Class B Interests party to this Agreement constitute all of the Partners of the Partnership. Except as provided herein, the rights, duties and liabilities of each Partner will be as provided in the Act.

2.02    Name. The name of the Partnership is “CPN Management, LP”. Partnership business will be conducted in such name or such other names that comply with applicable law as the General Partner may select from time to time.
2.03    Registered Office; Registered Agent. The registered office of the Partnership in the State of Delaware will be the initial registered office designated in the Delaware Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware will be the initial registered agent designated in the Delaware Certificate, or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.
2.04    Principal Place of Business. The principal place of business of the Partnership will be at 717 Texas Avenue, Suite 100, Houston Texas 77002, or such other location as the General Partner may designate from time to time, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may determine appropriate.
2.05    Purpose; Powers. The purpose of the Partnership is to directly or indirectly own Calpine and to issue the Class B Interests to the Class B Partners. The Partnership shall have the power to engage in any and all lawful businesses or activities and exercise any powers in which a limited partnership may be engaged under applicable law, including the Act. The Partnership will have all powers permitted to be exercised by a limited partnership organized in the State of Delaware.
2.06    Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the General Partner or required under the Code.
2.07    Foreign Qualification Governmental Filings. The General Partner is authorized to cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in any jurisdiction where the Partnership may conduct business. Each Officer is authorized, on behalf of the Partnership, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Partner will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.
2.08    Duration. The Partnership commenced on the date the Delaware Certificate was filed with the Delaware Secretary of State, and the Partnership will be perpetual in duration unless terminated pursuant to this Agreement.

ARTICLE III.
PARTNERS; REPRESENTATIONS AND WARRANTIES OF PARTNERS
3.01    Partners. As of the Effective Date, the General Partner, Parent and the holders of Class B Interests party to this Agreement are the only Partners of the Partnership. The names, addresses, type of Interests held by the Partners, Benchmark Components, Capital Contributions and Percentage Interests of the Partners are set forth on Exhibit A attached hereto and incorporated herein. The General Partner is hereby authorized to complete or amend Exhibit A from time to time to reflect the admission of additional Partners, the withdrawal of a Partner, the change of address of any Partner, the Capital Contribution of a Partner, the Percentage Interests of a Partner upon any issuance, redemption or Transfer of such Partner’s Interests, and other information called for by Exhibit A, and to correct or amend Exhibit A. Such completion, correction or amendment may be made from time to time as and when the General Partner considers it appropriate. The General Partner may, in its discretion, in lieu of providing each Partner with a complete version of Exhibit A, elect to provide any Partner with a redacted or partial version of Exhibit A containing only such information as the General Partner determines appropriate under the circumstances; provided, that any such redacted or partial version of Exhibit A shall contain at least such Partner’s Capital Contributions and Percentage Interests.
3.02    Additional Partners. Subject to the provisions of this Agreement, including Section 8.03 and Article VI, as applicable, hereof upon the approval of the General Partner, additional Persons may be admitted to the Partnership as Partners and Interests may be created and issued to such Persons as determined by the General Partner on such terms and conditions as the General Partner may determine at the time of admission (including subject to such Person’s agreement to be bound by and execution of an Award Agreement containing vesting and other terms and conditions determined in the General Partner’s sole discretion), provided that any Person that acquires Interests pursuant to a Transfer permitted by, and effected in accordance with, this Agreement will be deemed to be automatically approved by the General Partner. The terms of admission may provide for the creation of different classes or series of Interests having different rights, powers and duties. As a condition to the admission of any Person as a Partner of the Partnership, such Person must agree to be bound by the terms of this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit B, and must make the representations and warranties set forth in Section 3.03 as of the date of such Person’s admission as a Partner of the Partnership.
3.03    Representations and Warranties. Each Partner hereby represents and warrants to the Partnership and each other Partner that, as of the Effective Date (or, for any Partner that becomes a Partner after the Effective Date, as of such date he, she or it becomes a Partner):
(a)    Power and Authority. Such Partner has full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    No Conflicts. The execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Partner is a party or by which it is or its assets are bound;

(c)    Own Account. Such Partner is and will be acquiring such Partner’s Interest for investment purposes only for his, her or its own account and not with a view to distribution, reoffer, resale or any other disposition not in compliance with the Securities Act and applicable state securities laws;
(d)    Expertise. Such Partner alone, or together with such Partner’s representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Partnership proposes to engage in particular, that such Partner is capable of evaluating the merits and economic risks of acquiring and holding an Interest, and such Partner is able to bear all such economic risks now and in the future;
(e)    Access to Information. Such Partner has had access to all of the information with respect to the Partnership and his, her or its Interest that such Partner deems necessary to make a complete evaluation thereof;
(f)    Own Evaluation. Such Partner’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Partner;
(g)    Awareness of Economic Risk. Such Partner is aware that such Partner must bear the economic risk of such Partner’s investment in the Partnership for an indefinite period of time because the Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;
(h)    No Registration Rights. Such Partner is aware that only the Partnership can take action to register Interests in the Partnership and that the Partnership is under no such obligation and does not propose or intend to attempt to do so;
(i)    Transfer Restrictions. Such Partner is aware that this Agreement provides restrictions on the ability of a Partner to Transfer Interests, and such Partner will not seek to effect any Transfer other than in accordance with such restrictions; and
(j)    Accredited Investor. Such Partner is, and at such time that such Partner acquires any Interests of the Partnership or makes Capital Contributions (if any) to the Partnership, will be, an “accredited investor” within the meaning of Rule 501 under the Securities Act, unless such Partner has notified the Partnership in writing that such Partner is not an accredited investor.
3.04    Liability to Third Parties. No Limited Partner or Officer will have any personal liability for any obligations or liabilities of the Partnership, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Limited Partner or Officer. Nothing in this Section 3.04 comprises or will be construed as an agreement by the Partnership to indemnify or hold harmless any Limited Partner or Officer.

ARTICLE IV.
INTERESTS AND CAPITAL CONTRIBUTIONS
4.01    Interests. Each Partner’s interest in the Partnership will be represented by its Capital Account and by Interests issued by the Partnership to such Partner. Subject to Sections 3.02 and 8.03, additional Interests may be issued from time to time as may be determined by the General Partner. The General Partner may create additional series or classes through subdivision or by issuance of Interests of such class or series.
4.02    Capital Contributions. As of the Effective Date, Parent has made the Capital Contributions set forth on Exhibit A hereto. The General Partner will determine, in its sole discretion at any time and from time to time, whether Parent will make additional Capital Contributions.
4.03    Return of Contribution. Except as provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Any Capital Contribution that has not been repaid is not a liability of the Partnership or of the other Partners. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return the other Partners’ Capital Contributions.
4.04    Withdrawal of Capital. Except as provided in Article VI, no Partner has the right to withdraw any part of its Capital Contribution from the Partnership or to receive the return of any part of its Interest in the Partnership prior to its liquidation and termination pursuant to Article XI hereof.
4.05    Further Contributions. Except as specifically set forth in Section 4.02, no Partner shall be required or permitted to make further Capital Contributions to the Partnership.
4.06    Capital Accounts. The Partnership will maintain for each Limited Partner owning any Interests a separate Capital Account with respect to such Interests in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.
4.07    Award of Interests to Class B Partners.
(a)    Each issuance of Interests to a Class B Partner hereunder (an “Award”) shall be subject to the terms and conditions of this Agreement and an Award Agreement containing such vesting and other terms, conditions and limitations (including provisions regarding repurchases of interests) as may be determined in the sole discretion of the General Partner; provided that, (i) no Award Agreement shall be entered into by the Partnership, and the Partnership shall not issue any Award, without the prior approval of Parent, and (ii) except as expressly provided in the Award Agreement or any employment agreement, if the Award Agreement or employment agreement contains any provision that conflicts with this Agreement, the applicable provision of this Agreement shall prevail and control and the conflicting provision of such Award Agreement or employment agreement (and only such provision) shall be of no force or effect. Each Award Agreement shall be executed by an authorized Officer, on behalf of the Partnership, and by such Class B Partner. No Class B

Partner or any employee of, or service provider to, the Partnership or any subsidiary thereof shall execute or approve, on behalf of the Partnership, such employee or service provider’s own, or such Class B Partner’s own Award Agreement or any other instrument that directly relates to such employee or service provider’s specific interests under this Agreement or the Award Agreement. Neither this Agreement nor any Award Agreement shall confer upon any Class B Partner or any other Person any right with respect to continuation of service with the Partnership or any subsidiary thereof, nor shall it interfere in any way with the right of the Partnership or any subsidiary thereof to terminate any employee’s, service provider’s or any other Person’s service at any time. Absent express provisions to the contrary, Awards and related benefits or payments shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Partnership or any subsidiary thereof and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation.
(b)    A separate series of Class B Interests shall be created with respect to the Awards issued to any Class B Partner on any given issuance date, and shall be set forth on Exhibit A along with the applicable information determined in accordance with Section 4.07(c) below.
(c)    The General Partner shall determine the benchmark amount with respect to each series of Class B Interests as of a given date, which amount shall, unless otherwise specified by the General Partner or as provided in Section 4.07(e), be the sum of (x) the amount set forth with respect to such series in the “Benchmark Component” column on Exhibit A (with such “Benchmark Component” representing the Fair Market Value of the equity Interests of the Partnership at such time such series is issued or such greater amount as determined by the General Partner in its sole discretion) and (y) the amount of all Capital Contributions (if any) made on or after the date such series is issued (the “Benchmark Amount”). This Section 4.07(c), together with the provisions of Section 5.02, is intended to result in each series of Class B Interests being treated as a “profits interest” for U.S. federal income tax purposes as of the date such series is issued. In the event that a taxing authority determines that the Class B Interests did not qualify as “profits interests” for federal income tax purposes either (x) as a result of a disposition by a Class B Partner of Class B Interests within two years following the date of grant or (y) on the date of grant, Parent shall indemnify and hold harmless the applicable Class B Partner from and against the excess, if any, of such Class B Partner’s actual liabilities for income taxes (and any related interest imposed by a taxing authority) over such Class B Partner’s liabilities for income taxes had the Class B Interests qualified as a “profits interest” for federal income tax purposes; provided, that such Class B Partner reports the Class B Interests as “profits interests” on his or her tax return and does not file an election under Section 83(b) of the Code with the Internal Revenue Service with respect to the Class B Interests; provided, further, that the amount of any such indemnification shall be reduced (but not below zero) by the tax benefit that such Class B Partner is expected to realize resulting from the tax basis that such Class B Partner will have in the Class B Interest for federal income tax purposes as a result of such Class B Interests failing to qualify as “profits interests”.

(d)    Except as provided in Section 4.07(e), in no event shall the aggregate amount of outstanding Class B Interests held by Class B Partners represent an aggregate Percentage Interest (including both vested and unvested Percentage Interests) in excess of 6%, of which an aggregate Percentage Interest of 5.5% shall be granted as soon as practicable following the Initial Effective Date. The allocation of the remaining 0.5% among the employees of Calpine shall be made by the Chief Executive Officer of Calpine, with the approval of the General Partner.
(e)    In addition to the Class B Interests described in Section 4.07(d), the Partnership shall grant Class B Interests with an aggregate Percentage Interest of 2.5% (the “Performance Class B Interests”). Each Performance Class B Interest shall have a Benchmark Component equal to the greater of (i) 2.00x the aggregate Fair Market Value of the equity Interests of the Partnership as of the Initial Effective Date and (ii) the aggregate Fair Market Value of the equity Interests of the Partnership as of the date such Performance Class B Interest is granted and, notwithstanding Section 4.07(c), shall have a Benchmark Amount equal to the sum of (x) the Benchmark Component and (y) 2.00x the amount of all Capital Contributions (if any) made on or after the Initial Effective Date. The Performance Class B Interests shall vest only upon a Change in Control (as defined in the applicable Award Agreement) that occurs within seven (7) years following the Initial Effective Date, subject to the holder’s continuous employment with Calpine or any of its subsidiaries through the date of such Change in Control; provided that, in the event of such a Change in Control arising from a transaction or series of transactions in which ECP directly or indirectly Transfers to a Third Party securities of Parent possessing less than 100% of the total combined voting power of the securities of Parent beneficially owned, directly or indirectly, in the aggregate by ECP as of the Initial Effective Date (such combined voting power as of the Initial Effective Date, the “ECP Aggregate Ownership”), then only a portion of the Performance Class B Interests held by each Limited Partner shall vest, with such portion equal to the percentage of the ECP Aggregate Ownership directly or indirectly Transferred by ECP in such Change in Control, and the remainder of such Limited Partner’s Performance Class B Interests shall be forfeited upon such Change in Control without payment therefor. Any unvested Performance Class B Interests shall be forfeited on the day after the seventh (7th) anniversary of the Initial Effective Date without payment therefor. The allocation of the Performance Class B Interests among the employees of Calpine shall be made by the Chief Executive Officer of Calpine, with the approval of the General Partner.
ARTICLE V.
DISTRIBUTIONS, REDEMPTIONS AND ALLOCATIONS
5.01    Distributions. Subject to Sections 5.02, 5.03, 5.04, and 5.06, Available Cash will be applied or distributed to the Partners in accordance with the provisions of this Section 5.01 solely at the discretion of the General Partner, as follows:
(a)    first, to the Class A Partners, pro rata in accordance with their respective amounts of Unreturned Capital, until each such Partner’s Unreturned Capital is reduced to zero; and

(b)    second, among all of the Limited Partners in accordance with their respective Percentage Interests as of the date of such distribution;
provided that, except for distributions pursuant to Section 5.03, any distributions with respect to any Percentage Interests that are not vested pursuant to the applicable Award Agreement shall not be distributed to such holder pursuant to this Section 5.01(b) and shall be held by the Partnership in a segregated money market account (separate from and not commingled with the general funds of the Partnership) and shall be credited with interest that accrues in accordance with the terms of such account. Any such amount with respect to any unvested Percentage Interests (including any interest with respect thereto) shall be distributed to the holder of such Percentage Interest upon the vesting of such Percentage Interest; provided that, if any such unvested Percentage Interest is forfeited or is otherwise cancelled or ceases to remain outstanding prior to vesting in accordance with the terms of the relevant Award Agreement, then such amount (including any interest with respect thereto) shall be distributable to the Partners pursuant to this Section 5.01.
5.02    Benchmark Amounts; Other Adjustments. Notwithstanding anything to the contrary in Section 5.01, no distribution (other than any tax distribution pursuant to Section 5.03) shall be made to any Class B Partner with respect to any series of Class B Interests until the aggregate distributions made to all Partners (or, in the case of the Performance Class B Interests, to the Class A Partner) pursuant to Section 5.01 (including pursuant to the immediately following sentence) from the date of issuance of such series equals the Benchmark Amount of such series. An amount equal to the amount of any reduction in distributions to the Class B Partners resulting from the application of the foregoing sentence (i.e., the incremental amount that the Class B Partners would have otherwise been distributed with respect to a series of Class B Interests) shall be distributed, in accordance with Section 5.01(b), to all of the Limited Partners, including the Class B Partners with respect to any series of Class B Interests with a lower Benchmark Amount than that of the series with respect to which each Class B Partner’s distributions were reduced and which would otherwise be entitled to participate in such distribution pursuant to Section 5.01(b), taking into account the application of the first sentence of this Section 5.02.
5.03    Tax Distributions. Notwithstanding Sections 5.01 or 5.02 hereof, to the extent the General Partner determines that the Partnership has Available Cash, the Partnership shall make quarterly distributions to each Partner in an amount equal to such Partner’s Assumed Tax Liability (if any); provided that if the amount of Available Cash is not sufficient to make the foregoing payments in full, the amount that is available will be distributed among the Partners in the same proportion as if the full amount were available. Distributions made pursuant to this Section 5.03 will be treated as advances of distributions to be made under Sections 5.01, 5.02 and 11.02 of this Agreement and will be credited against and will reduce the next future distributions to be made to each Partner under Sections 5.01, 5.02 and 11.02 of this Agreement.
5.04    Distributions in Error. Any distributions pursuant to this Article V made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the General Partner, be returned to the Partnership.

5.05    Allocations.
(a)    Profits and Losses. Profits and Losses will be determined and allocated with respect to each Fiscal Year of the Partnership as of the end of such Fiscal Year, at such times as the Partnership assets are revalued in accordance with the definition of Gross Asset Value and at such other times as determined appropriate by the General Partner. Subject to the other provisions of this Article V, an allocation to a Partner of a share of Profits or Losses will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing those Profits or Losses. Subject to the other provisions of this Article V, for purposes of adjusting the Capital Accounts of the Partners, the Profits and Losses for any Fiscal Year or other period will be allocated among the Partners in a manner such that the Adjusted Capital Account of each Partner immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Partner pursuant to Section 11.02(c)(iii) if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Partnership were distributed in accordance with Section 11.02(c)(iii) to the Partners immediately after making such allocation (for this purpose treating all Interests held by all Partners as being 100% vested).
(b)    Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.05(a), the following special allocations will be made in the following order of priority:
(i)    If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, then each Partner will be allocated items of Partnership income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.05(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(ii)    If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). This Section 5.05(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(iii)    If any Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)

(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Partners (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.05(b)(iii) will be made if and only to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b)(iii) were not in this Agreement. It is intended that this Section 5.05(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)    If the allocation of Losses to a Partner as provided in Section 5.05(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner will be allocated to the other Partners in accordance with their relative positive Adjusted Capital Account balances, subject to the limitations of this Section 5.05(b)(iv).
(v)    To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or, as the result of a distribution to a Partner in complete liquidation of its Interest, Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in accordance with their Percentage Interests in the Partnership in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(vi)    The Nonrecourse Deductions for each taxable year of the Partnership will be allocated to the Partners in proportion to their respective Percentage Interests.
(vii)    The Partner Nonrecourse Deductions will be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.
(viii)    The allocations set forth in Sections 5.05(b)(i) through (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, credit or deduction pursuant to this Section 5.05(b)(viii). Therefore, notwithstanding Section 5.05(a), the General Partner will make such offsetting special allocations of Partnership income, gain, loss or deduction so that, to the extent possible, the net amount of such allocations of other items pursuant to this Section 5.05(b)(viii) and the Regulatory Allocations to each Partner will be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
(c)    Tax Allocations.
(i)    Except as provided in Section 5.05(c)(ii) hereof, for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss and deduction will be allocated among the Partners as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article V.
(ii)    Tax items with respect to any Partnership asset that is contributed to the Partnership with a Gross Asset Value that varies from its tax basis in the hands of the contributing Partner immediately preceding the contribution will be allocated between the Partners for income tax purposes pursuant to the Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations. If the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Partnership asset will take account of any variation between the adjusted basis of such Partnership asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder. Allocations pursuant to this Section 5.05(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.
(d)    Other Provisions.
(i)    For any Fiscal Year or other period during which any part of an Interest in the Partnership is transferred between Partners or to another person, the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Partnership will be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined in good faith by the General Partner.
(ii)    In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the General Partner is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Partner.

(iii)    For purposes of determining a Partner’s proportional share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in Profits will be equal to its Percentage Interest.
(iv)    The Partnership will follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of Class B Interests issued for services rendered or to be rendered to or for the benefit of the Partnership or a subsidiary thereof, until final Treasury Regulations or other succeeding legal authorities regarding these matters are issued. In furtherance of the foregoing, the definition of Capital Accounts and Gross Asset Value, and the allocations of Profits and Losses of the Partnership set forth in this Agreement, will be made in a manner that is consistent with the Proposed Regulations. The General Partner is expressly authorized by each Partner to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) Treasury Regulations. If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend this Agreement without the consent of any other Partner to provide that (A) the Partnership is authorized and directed to elect the safe harbor, (B) the Partnership and each of its Partners (including any person to whom a partnership interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Class B Interests transferred in connection with the performance of services while such election remains in effect and (C) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the General Partner determines, in its discretion, that the Partnership should terminate such election. The General Partner is further authorized to amend this Agreement to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Regulations relating to the tax treatment of the transfer of a partnership interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Partner expressly confirms and agrees that it will be legally bound by any such amendment.
(e)    Valuation; Revaluation. For tax purposes only, valuations will be made by the General Partner or by independent third parties appointed by the General Partner and deemed qualified by the General Partner to render an opinion as to the value of the Partnership’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Partnership as the General Partner or independent third party, as the case may be, may determine in the reasonable discretion of the General Partner.
5.06    Withholding. The Partnership may withhold in connection with distributions, allocations or portions thereof (or any other amounts that are withholdable in respect of Awards or otherwise in respect of a Partner hereunder) if it is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any such Partner pursuant to this Agreement (including any amounts payable in respect of Awards hereunder and including any “imputed underpayment” within the meaning of Section 6232 of the Code). Any amounts withheld or paid pursuant to this Section 5.06 will be treated as having been distributed to such Partner. To the extent that the cumulative amount of such withholding or payments exceeds the amount actually withheld from distributions to which such Partner would otherwise then have been entitled, the amount of such excess will be considered a loan from the Partnership to such Partner, with interest accruing at the Prime Rate plus two percent. Such loan may, at the option of the General Partner, be satisfied (a) out of the next distributions to which such Partner would otherwise be subsequently entitled, or (b) by the immediate payment in cash by such Partner to the Partnership of such excess amount. The General Partner, on behalf of the Partnership, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any amounts on account of tax with respect to a Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Interests to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid by that Partner pursuant to this Section 5.06. Each Partner will take such actions as the Partnership may request in order to perfect or enforce the security interest created hereunder.
ARTICLE VI.
TRANSFERS OF INTERESTS
6.01    Transfers.
(a)    Restricted and Unrestricted Transfers. The General Partner and Parent may each Transfer all or any portion of its Interest from time to time to any Person, including to any Affiliate. None of the Class B Partners may Transfer all or any portion of their respective Interests without the prior written approval of the General Partner in its sole discretion, except in the case of Transfers effected pursuant to and in accordance with this Section 6.01 and Sections 6.02, 6.03, 6.05 and 6.06 of this Agreement (including pursuant to the power of attorney in Section 6.08) or for bona fide estate planning purposes. Each Class B Partner further agrees that, in connection with any Transfer by such Class B Partner (including any Transfer approved by the General Partner), such Class B Partner will, if requested by the General Partner, deliver to the Partnership an opinion of counsel, in form and substance reasonably satisfactory to the General Partner and counsel for the Partnership, to the effect that such Transfer is not in violation of this Agreement, the Securities Act or the securities laws of any state.

(b)    Prohibited Tax Consequences. No Transfer may be effected by any Class B Partner if such Transfer would cause the Partnership to be treated as an association or “publicly traded partnership” taxable as a corporation for federal income tax purposes. In addition, unless otherwise consented to by the General Partner, no Transfer may be effected by any Class B Partner if such Transfer would cause the Partnership not to be able to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h) and if there is a reasonable risk (as determined by the General Partner) that the Partnership may be treated as a “publicly traded partnership” taxable as a corporation for US federal income tax purposes.
(c)    VOID TRANSFERS. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ANY PURPORTED TRANSFER IN VIOLATION OF ANY OF THE PROVISIONS OF THIS ARTICLE VI WILL BE NULL AND VOID AND WILL HAVE NO FORCE OR EFFECT.
(d)    Admission of Transferees as Partners. Until such time, if any, as a Transferee is admitted to the Partnership as a Substitute Partner pursuant to Section 6.01(e): provided such Transfer is permitted under the terms of this Agreement, (i) such Transferee shall receive only, to the extent Transferred, the Economic Interest associated with the Interest so Transferred, and (ii) such Transferee shall not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights remaining with the Transferring Partner (even if such Partner has transferred such Partner’s entire Economic Interest in the Partnership to one or more Transferees). If any Transferee desires to make a further assignment of any Economic Interest in the Partnership, such Transferee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Partner desiring to make such a Transfer.
(e)    Substitute Partners. A Transferee shall become a Substitute Partner only if and when each of the following conditions are satisfied: (i) the General Partner consents to such admission and (ii) the Transferee (A) provides such information concerning the Transferee’s financial capacities and investment experience as may be reasonably requested by the General Partner, (B) agrees to become a party to this Agreement as a Partner, and (C) executes a joinder in the form attached as Exhibit B hereto acknowledging that such Transferee agrees to be bound by the terms hereof, together with such other written instruments of Transfer in a form reasonably satisfactory to the General Partner. Upon admission of any Substitute Partner, the Transferor shall (x) cease to be a Partner with respect to the portion of the Interest so Transferred to the extent such obligations are Transferred and assumed, (y) be released from any obligations arising after the date of such Transfer with respect to the portion of the Interest so Transferred, and (z) Exhibit A shall be amended to reflect the name and address of such Substitute Partner and to eliminate, if necessary, the name and address of the predecessor of such Substitute Partner and to reflect the Interest of such Substitute Partner and to eliminate or adjust, if necessary, the Interest of the predecessor of such Substitute Partner. Notwithstanding the foregoing, any Person that purchases any Interest pursuant to and in accordance with Sections 6.02, 6.03, or 6.06 shall be deemed Substitute Partners without regard to the foregoing.

6.02    Drag-Along Rights.
(a)    General. If, at any time, (1) Parent elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of Parent at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) of Interests consisting of more than 50% of the aggregate Class A Interests held by Parent on the Effective Date, (2) ECP elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) that would result in the Transfer of Parent Interests by ECP exceeding in the aggregate an amount equal to (x) 17.7588% of the aggregate Parent Interests as of the Effective Date plus (y) 50% of any additional Parent Interests acquired by ECP after the Effective Date or (3) ECP elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) that would result in ECP (directly or indirectly) no longer being the largest holder of Parent Interests (each of clauses (1), (2) and (3) being a “Drag-Along Sale” and the recipient in any Drag-Along Sale being a “Drag-Along Transferee”), Parent or ECP, as applicable, may, subject to the other provisions of this Section 6.02, require each other Limited Partner (including each Class B Partner) to Transfer a percentage of its Interests (and solely in the case of a Class B Partner, its vested Class B Interests) equal to the percentage of the aggregate Class A Interests of Parent or ECP’s (direct or indirect) Parent Interests, as applicable, proposed to be Transferred (such rights arising under clauses (1) through (3) of this Section 6.02(a) being referred to as “Drag-Along Rights”). Each Limited Partner or Class B Partner Transferee required to Transfer its Interests pursuant to this Section 6.02 shall be referred to herein as a “Drag-Along Co-Seller”. In connection with any Drag-Along Sale:
(i)    subject to Section 6.02(b), each Drag-Along Co-Seller will transfer the applicable percentage of its Interests (and solely in the case of a Class B Partner, its vested Class B Interests) on substantially the same terms (other than aggregate price) and conditions applicable to, and, for the same type of consideration payable to, Parent or ECP, as applicable, at the price calculated in accordance with Section 6.02(a)(ii);
(ii)    the aggregate purchase price payable for the Interests purchased by a Drag-Along Transferee will be allocated among Parent or ECP, as applicable, and Drag-Along Co-Sellers based upon the Hypothetical Value of such Partner’s Interests so Transferred; and
(iii)    any indemnification or other obligations will be apportioned pro rata as among Parent or ECP, as applicable, and the Drag-Along Co-Sellers, other than with respect to representations, warranties and covenants made individually by a Partner or other Drag-Along Co-Seller (e.g., representations as to title or authority or representations qualified by the individual knowledge of such or other Drag-Along Co-Seller).
(b)    Terms of Sale. In connection with a Drag-Along Sale, the Drag-Along Co-Sellers will execute such documents, and make such representations, warranties, covenants and indemnities, as are executed and made by Parent or ECP, as applicable. At the request of the Drag-Along Transferee, all or a portion of the purchase price payable to the Partners and the other Drag-Along Co-Sellers in connection with a Drag-Along Sale may be held back in an escrow account for the purpose of satisfying such Partners’ and such other Drag-Along Co-Sellers’ obligations under the applicable documents, including indemnity obligations. In connection with a Drag-Along Sale, the Drag-Along Co-Sellers will also (A) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by Parent or ECP, as applicable, to consummate such Drag-Along Sale and (D) comply with the terms of the documentation relating to the Drag-Along Sale.
(c)    Drag-Along Notice. The rights set forth in this Section 6.02 will be exercised by Parent or ECP, as applicable, giving written notice (the “Drag-Along Notice”) to each other Partner, at least 30 days prior to the date on which Parent or ECP, as applicable, expect to consummate the Drag-Along Sale. In the event that the material terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any material respect, Parent or ECP, as applicable, will give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other Partner. Each Drag-Along Notice and Amended Drag-Along Notice will set forth: (i) the name and address of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee, and (iii) the material terms of the proposed transaction including the expected closing date of the transaction.
(d)    Upstream Sale. The provisions of this Section 6.02 will not in any event be interpreted so as to apply to any indirect sale, transfer, exchange or other disposition of Interests by Parent or ECP to a Drag-Along Transferee, except for any sale, transfer, exchange or other disposition of interests in ECP IV Calpine Holdings, LP, Volt Energy Holdings, LP or any other Person set up by ECP for the sole purpose of only holding, directly or indirectly, the Parent Interests.
6.03    Tag-Along Rights.
(a)    General. If (1) Parent elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of Parent at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) that, when combined with all prior Transfers of Class A Interests by Parent to any Person or Persons (other than to any Person who is an Affiliate of Parent at the time of such Transfer), would result in the Transfer of more than 50% of the aggregate Class A Interests held by Parent on the Effective Date, (2) ECP elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) that, when combined with all prior Transfers of Parent Interests by ECP to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer), would result in the Transfer of Parent Interests by ECP exceeding in the aggregate an amount equal to (x) 17.7588% of the aggregate Parent Interests as of the Effective Date plus (y) 50% of any additional Parent Interests acquired by ECP after the Effective Date or (3) ECP elects to consummate a Transfer to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) that would result in ECP (directly or indirectly) no longer being the largest holder of Parent Interests (each of clauses (1), (2) and (3) being an “Initial Tag-Along Sale”), then, subject to the other provisions of this Section 6.03(a), each Partner may participate in the proposed Transfer by Parent or ECP, as applicable, to the Tag-Along Transferee (as defined below). In addition, (x) following the occurrence of an Initial Tag-Along Sale under clause (1) of the prior sentence of this Section 6.03(a), if Parent elects to Transfer any Class A Interests to any Person or Persons (other than to any Person who is an Affiliate of Parent at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) or (y) following the occurrence of an Initial Tag-Along Sale under clauses (2) or (3) of the prior sentence of this Section 6.03(a), if ECP elects to Transfer any Parent Interests to any Person or Persons (other than to any Person who is an Affiliate of ECP at the time of such Transfer) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) (each of clauses (x) and (y) being a “Subsequent Tag-Along Sale”, either an Initial Tag-Along Sale or a Subsequent Tag-Along Sale being a “Tag-Along Sale” and the recipient in any Tag-Along Sale being a “Tag-Along Transferee”), then, subject to the other provisions of this Section 6.03(a), each Partner may participate in the proposed Transfer by Parent or ECP, as applicable, to the Tag-Along Transferee. Each Partner, other than Parent, shall be referred to herein as a “Tag-Along Participant” solely to the extent that such Partner is entitled to participate in such proposed Transfer pursuant to this Section 6.03(a).
(i)    Subject to Section 6.03(b), each Tag-Along Participant may participate in such transaction by Transferring to the Tag-Along Transferee a percentage of its Interests (and solely in the case of a Class B Partner, its vested Class B Interests) equal to:

(A)	in the case of an Initial Tag-Along Sale under clause (1) of the first sentence of Section 6.03(a), the product of (1) the Initial Parent Sale

Percentage multiplied by (2) such Tag-Along Participant’s Interests at such time;

(B)
in the case of a Subsequent Tag-Along Sale under clause (x) of the second sentence of Section 6.03(a), the product of (1) the Subsequent Parent Sale Percentage multiplied by (2) such Tag-Along Participant’s Interests at such time;

(C)
in the case of an Initial Tag-Along Sale under clause (2) or (3) of the first sentence of Section 6.03(a), the product of (1) the Initial ECP Sale Percentage multiplied by (2) such Tag-Along Participant’s Interests at such time; and

(D)
in the case of a Subsequent Tag-Along Sale under clause (y) of the second sentence of Section 6.03(a), the product of (1) the Subsequent ECP Sale Percentage multiplied by (2) such Tag-Along Participant’s Interests at such time (such participation rights in the prior clauses (A), (B), (C) and (D) being hereinafter referred to as “Tag-Along Rights”).

(ii)    As used herein:

(A)
“Initial Parent Sale Percentage” shall be equal to a percentage, (1) the numerator of which shall be equal to the Class A Interests proposed to be Transferred by Parent in the Initial Tag-Along Sale under clause (1) of the first sentence of Section 6.03(a) (including any such Class A Interests Transferred by Parent prior to such Initial Tag-Along Sale) and (2) the denominator of which shall be an amount equal to (i) the aggregate Class A Interests held by Parent on the Effective Date plus (ii) any additional Class A Interests acquired by Parent after the Effective Date and prior to the applicable Initial Tag-Along Sale;

(B)
“Subsequent Parent Sale Percentage” shall be equal to a percentage, (1) the numerator of which shall be equal to the Class A Interests proposed to be Transferred by Parent in the applicable Subsequent Tag-Along Sale under clause (x) of the second sentence of Section 6.03(a) and (2) the denominator of which shall be the aggregate Class A Interests held by Parent as of immediately prior to the applicable Subsequent Tag-Along Sale; provided, however, that, in the event that the applicable Tag-Along Participant has not exercised in full its Tag-Along Rights in all previous Tag-Along Sales, such Tag-Along Participant shall have the right to include all or any such unexercised Tag-Along Rights in the then applicable Tag-Along Sale;

(C)
“Initial ECP Sale Percentage” shall be equal to a percentage, (1) the numerator of which shall be equal to the Parent Interests proposed to be Transferred by ECP in the Initial Tag-Along Sale under clause (2) or (3) of the first sentence of Section 6.03(a) (including any such Parent Interests Transferred by ECP prior to such Initial Tag-Along

Sale) and (2) the denominator of which shall be an amount equal to (i) the aggregate Parent Interests held by ECP on the Effective Date, plus (ii) any additional Parent Interests acquired by ECP after the Effective Date and prior to the applicable Initial Tag-Along Sale; and

(D)
“Subsequent ECP Sale Percentage” shall be equal to a percentage, (1) the numerator of which shall be equal to the Parent Interests proposed to be Transferred by ECP in the Subsequent Tag-Along Sale under clause (y) of the second sentence of Section 6.03(a) and (2) the denominator of which shall be the aggregate Parent Interests held by ECP as of immediately prior to the applicable Subsequent Tag-Along Sale; provided, however, that, in the event that the applicable Tag-Along Participant has not exercised in full its Tag-Along Rights in all previous Tag-Along Sales, such Tag-Along Participant shall have the right to include all or any such unexercised Tag-Along Rights in the then applicable Tag-Along Sale.

(iii)    The aggregate purchase price payable for the Interests purchased by a Tag-Along Transferee will be allocated among Parent or ECP, as applicable, and the Tag-Along Participants participating in such Tag-Along Sale based upon the Hypothetical Value of such Partner’s or such other Tag-Along Participant’s Interests so Transferred.
(iv)    Any indemnification or other obligations will be apportioned pro rata as among Parent or ECP, as applicable, and the Tag-Along Participants, other than with respect to representations, warranties and covenants made individually by a Partner or other Tag-Along Participant (e.g., representations as to title or authority or representations qualified by the individual knowledge of such Partner or other Tag-Along Participant).
(b)    Tag-Along Notice. At least five days prior to Parent or ECP, as applicable, making any Transfer which gives rise to Tag-Along Rights pursuant to this Section 6.03, Parent or ECP, as applicable, will give written notice (a “Tag-Along Notice”) to each potential Tag-Along Participant, setting forth in reasonable detail the terms and conditions of such proposed Transfer, including (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, and (iii) the material terms of the proposed transaction including the expected closing date of the transaction. In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any material respect, Parent or ECP, as applicable, will give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other Partner. Those Tag-Along Participants opting to exercise their Tag-Along Rights will give written notice to Parent or ECP, as applicable, within ten Business Days after receipt of the Tag-Along Notice, or, if later, within five Business Days after receipt of the most recent Amended Tag-Along Notice (but in any event prior to the closing date of the proposed Transfer as specified in such Tag-Along Notice or Amended Tag-Along Notice) of their intention to participate in the proposed Transfer by Parent or ECP, as applicable, to the Tag-Along Transferee on the terms and conditions set forth in such Tag-Along Notice or the most recent Amended Tag-Along Notice. Any Partner or other Tag-Along Participant that has not notified Parent or ECP, as applicable, of its intent to exercise Tag-Along Rights within the period of time specified in this Section 6.03(b) will be conclusively deemed to have elected not to exercise such Tag-Along Rights with respect to the Transfer contemplated by such notice.
(c)    Terms of Sale. In connection with a Tag-Along Sale, each Tag-Along Participant will execute such documents, and make such representations, warranties, covenants and indemnities, as are executed and made by Parent or ECP, as applicable. At the request of the Tag-Along Transferee, all or a portion of the purchase price payable to the Partners or the other Tag-Along Participants in connection with a Tag-Along Sale may be held back in an escrow account for the purpose of satisfying such Partners’ or other Tag-Along Participants’ obligations under the applicable documents, including indemnity obligations. In connection with a Tag-Along Sale, each Tag-Along Participant will also (A) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by Parent or ECP, as applicable, to consummate such Tag-Along Sale and (D) comply with the terms of the documentation relating to the Tag-Along Sale.
(d)    Upstream Sale. The provisions of this Section 6.03 will not in any event be interpreted so as to apply to any indirect sale, transfer, exchange or other disposition of Interests by Parent or ECP to a Tag-Along Transferee, except for any sale, transfer, exchange or other disposition of interests in ECP IV Calpine Holdings, LP, Volt Energy Holdings, LP or any other Person set up by ECP for the sole purpose of only holding, directly or indirectly, the Parent Interests.
6.04    Pledge of Interests. In connection with any indebtedness of the Partnership, the General Partner shall be authorized to cause each Partner to pledge, hypothecate, mortgage, assign, transfer or grant security interests in or other liens on the Partners’ Interests. Each Partner agrees to, if requested by the General Partner, execute and deliver such consent letters and estoppel certificates as are reasonably and customarily requested by lenders and any and all reasonable and customary ancillary documents thereto; provided, however, that no such pledge, hypothecation, mortgage, assignment, transfer or grant shall convey to the transferee recourse against any Partner.
6.05    Repurchase Rights.
(a)    Repurchase Right. Except to the extent provided in any employment agreement or Award Agreement, in the event that any Class B Partner (i) experiences a termination of employment or termination of other services with the Partnership or its Affiliates for any reason or (ii) engages in a purported Transfer in violation of the provisions of this Article VI (each, a “Repurchase Trigger”), then (A) the unvested Interests of such Class B Partner shall be forfeited without payment therefor and (B) at any time and from time to time during the period commencing on the date of such Repurchase Trigger and ending on the later of (I) the six-month anniversary of the Repurchase Trigger and (II) the one-month anniversary of the date of expiration of any holding period that would prohibit the exercise of rights pursuant to this Section 6.05(a), as determined by the General Partner in good faith (such later date, the “Initial Repurchase Deadline”), (x) the Partnership will have the right, but not the obligation, to redeem the vested Class B Interests of such employee or other service provider (taking into account any acceleration of vesting that occurs in connection with such Repurchase Trigger pursuant to the applicable Award Agreement) in exchange for such number of Calpine Shares with a Fair Market Value equal in the aggregate to the Fair Market Value (if any) of the Interests (or portion thereof) to be redeemed on the date of the redemption (the “Partnership Redemption Right”), and (y) following any redemption pursuant to the foregoing clause (x), the Partnership shall have the right, but not the obligation, to cause Calpine to purchase, and if the Partnership exercises such right, such Class B Partner will be required to sell to Calpine, any or all of the Calpine Shares so received by such Class B Partner, at a price equal to the applicable Repurchase Price with respect to the Interests in exchange for which the Class B Partner received such Calpine Shares to be purchased on the date of the purchase (the “Calpine Repurchase Right”). The rights and obligations applicable to a holder of Class B Interests under this Agreement shall apply mutatis mutandis to any Class B Partner who receives Calpine Shares pursuant to a Partnership Redemption Right, taking into account the difference in tax consequences of the Class B Interests and the Calpine Shares. For the avoidance of doubt, (1) the Partnership Redemption Right and the Calpine Repurchase Right, respectively, may be exercised more than once, and, any Calpine Shares subject to purchase hereunder may be purchased at different Repurchase Prices, (2) the Partnership, in its sole discretion, may elect to redeem all or any portion of such Interests, and (3) the Partnership, in its sole discretion, may cause Calpine to purchase all or any portion of such Calpine Shares, including purchasing only such Calpine Shares that are subject to purchase at a lower Repurchase Price. Notwithstanding the foregoing, in no event will the Partnership redeem any Interests pursuant to the Partnership Redemption Right prior to the day immediately following the six-month anniversary of the date such Interests first became vested, and the Partnership Redemption Right and the Calpine Repurchase Right shall be subject to the terms of any employment agreement or Award Agreement. Each Partner agrees that Calpine shall be deemed a third-party beneficiary of, and shall be entitled to enforce, this Section 6.05.
(b)    In the event that the Partnership (or its assignee) exercises the Calpine Repurchase Right pursuant to Section 6.05(a) and, within the six (6) month period following the date that the Partnership pays the Class B Partner the Repurchase Price, the stock of Calpine or its affiliates becomes readily tradeable on an established securities market pursuant to an IPO or a Tag-Along Sale occurs, within ten (10) business days following the date of the IPO or the Tag-Along Sale, as applicable, the Partnership shall pay such Class B Partner an amount equal to the product of (A) the excess of (x) the per share price of the Partnership’s common shares or other equity interests, as applicable, as of the date of the IPO or the Tag-Along Sale, as applicable, over (y) the amount the Partnership paid the Class B Partner with respect to each Class B Interest purchased pursuant to the Calpine Repurchase Right and (B) the number of Class B Interests purchased pursuant to the Calpine Repurchase Right up to, in the case of a Tag-Along Sale, the number of Class B Interests that the Class B Partner would have been entitled to sell in connection with the Tag-Along Sale. In the event of two or more Tag-Along Sales during any such period, the foregoing sentence shall apply to each such sale, provided that the number Class B Interests taken into account in the aggregate under Clause (B) above shall not exceed the number of shares with respect to which the Partnership exercises its Calpine Repurchase Right.
(c)    Form of Consideration. Subject to Section 6.05(f), Calpine may pay the Repurchase Price for such Calpine Shares by delivery of funds deposited into an account designated by such Class B Partner, a bank cashier’s check, a certified check or a company check of Calpine for the Repurchase Price. Notwithstanding anything to the contrary in this Agreement, Calpine may deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as necessary to comply with the Code, or any other provision of applicable law, with respect to the making of such payment.
(d)    Release. As a condition of any Transfer of Interests or repurchase of Calpine Shares under this Section 6.05, the Class B Partner will be required to execute a release in favor of the Partnership and its Partners and Affiliates, releasing the Partnership and its Partners and Affiliates from all liabilities to such Class B Partner.
(e)    Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, each Class B Partner agrees that in the event of the breach by such Class B Partner of any restrictive covenants contained in this Agreement or any employment, consulting or other agreement between such Class B Partner and the Partnership or any Affiliate thereof, in addition to any other remedy which may be available at law or in equity, Calpine will be entitled to reimbursement by such Class B Partner, and such Class B Partner shall be obligated to reimburse Calpine, for the aggregate Repurchase Price of any Calpine Shares purchased by Calpine in respect of such Class B Partner.
(f)    Repurchase Disability.
(i)    Notwithstanding anything to the contrary herein, except as otherwise provided by Section 6.05(f)(iii), Calpine shall not be permitted to purchase any Calpine Shares upon exercise of the Calpine Repurchase Right if the General Partner determines that: (A) the purchase of such Calpine Shares would render Calpine or its subsidiaries unable to meet their Obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by Calpine or any of its subsidiaries, including any proposed acquisition of any other entity by Calpine or any of its subsidiaries, (B) Calpine is prohibited from purchasing Calpine Shares by applicable law restricting the purchase by an entity of its own equity securities, or (C) the purchase of Calpine Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which Calpine or any of its subsidiaries is a party (the “Financing Documents”) or Calpine or any of its subsidiaries is not able to obtain the requisite consent of any of its senior lenders to effect the purchase of the Interests. The events described in (A) through (C) above each constitute a “Repurchase Disability.”

(ii)    Except as otherwise provided in Section 6.05(f)(iii), in the event a Repurchase Disability shall occur, the Partnership shall notify in writing such Class B Partner (such notice, a “Disability Notice”). The Disability Notice shall specify the nature of the Repurchase Disability. The Partnership shall thereafter cause Calpine to purchase the Calpine Shares described in the Disability Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or Calpine may elect, but shall have no obligation, to cause its nominee to purchase such Calpine Shares while any Repurchase Disabilities continue to exist). In the event that the Calpine suspends its obligations to purchase such Calpine Shares pursuant to a Repurchase Disability, (A) the Partnership shall provide written notice to such Class B Partner as soon as practicable after all Repurchase Disabilities cease to exist (the “Reinstatement Notice”); (B) the Repurchase Price, if applicable, of such Calpine Shares shall be determined as of the date the Reinstatement Notice is delivered to such Class B Partner; and (C) the redemption shall occur on a date specified by the Partnership within ten days following the later of (x) the date the Reinstatement Notice is delivered to such Class B Partner or (y) if applicable, the date of the determination of the Repurchase Price of the Calpine Shares to be repurchased.
(iii)    Notwithstanding Sections 6.05(f)(i) and (ii), if (x) the Partnership has caused Calpine to exercise the Calpine Repurchase Right and (y) a Repurchase Disability shall occur, then, in the sole discretion of the Partnership, the Partnership may cause Calpine to purchase such Calpine Shares, and, in lieu of cash consideration, issue a promissory note to the Class B Partner in the amount of the Repurchase Price, the terms of which promissory note shall be acceptable to Calpine’s senior lenders and shall not result in a breach or violation of any of the Financing Documents. The promissory note shall (A) bear simple interest at the Prime Rate as published in the Wall Street Journal on the date such payment is due and owing from such date to the date such payment is made and (B) have such other reasonable terms and conditions as may be determined by the Partnership. All payments of interest accrued under the promissory note shall be paid only at the date of payment by Calpine of the principal amount of such promissory note.
6.06    Elective Transfer In lieu of causing Calpine to consummate a purchase of a Class B Partner’s Calpine Shares pursuant to Section 6.05, the General Partner may instead require the Class B Partner to Transfer to the Partnership, for the same aggregate consideration that would be otherwise payable in such purchase under Section 6.05, all or any portion of the Calpine Shares then held by such Class B Partner, and such Transfer shall be subject to Sections 6.05(b), (d) and (e).

6.07    IPO.
(a)    Authority. In the event that the Partnership determines to consummate an IPO, the General Partner shall have the power and authority, without any vote or consent of the Partners, to convert the Partnership to a master limited partnership structure, incorporate the Partnership, or take such other actions as it may deem advisable, including (i) creating one or more subsidiaries of the newly incorporated corporation (or other form of entity selected by the General Partner) and transferring to such subsidiaries any or all of the assets of the Partnership (including by merger) or (ii) causing the Partners to exchange their Interests for common shares of the newly-formed corporation (or for limited partnership interests or other equity interests, as applicable, in such other form of entity as may be selected by the General Partner) with equivalent value (“Conversion Shares”); provided that if the Interests of Class A Partners are exchanged for Conversion Shares or cash, the Interests of Class B Partners shall be concurrently exchanged for Conversion Shares or cash to the same extent as the Class A Partners, proportionate to their respective Interests. Prior to consummating any such transaction, the General Partner shall approve the proposed forms of a certificate of incorporation, by-laws, stockholders’ agreement and/or any other applicable governing documents proposed to be established for such corporation (or other entity) and its subsidiaries, if any. For the avoidance of doubt, the General Partner may, in its sole discretion in connection with any IPO, impose such customary lock-up and resale restrictions or other customary conditions on any Conversion Shares in connection with the IPO as the General Partner may deem appropriate.
(b)    Vesting of Conversion Shares. Conversion Shares issued to Class B Partners will be vested only to the extent that the related original Interests are vested on the date of such conversion (the “Conversion Date”), and vesting thereafter will continue in accordance with the schedule set forth in the respective Award Agreements.
(c)    Delivery. As promptly as practicable after the determination of the number of Conversion Shares each holder shall receive under Section 6.07 above, each holder of Interests shall deliver to the Partnership the certificate or certificates, if any, representing the Interests to be converted into Conversion Shares, duly endorsed or assigned in blank or to the Partnership (if required by it) and stating the name or names (with address) in which the certificate or certificates for the Conversion Shares, if any, are to be issued. Upon receipt of any such certificates representing the Interests, the Partnership shall issue and deliver to each holder entitled to Conversion Shares, to the place and in the name designated by such holder, a certificate or certificates, if any, for the number of Conversion Shares to which such Partner is entitled (including any fractional shares). The Person in whose name the certificate or certificates of the Conversion Shares may be issued shall be deemed to have become a holder of record on the Conversion Date unless the transfer books of the Partnership are closed on that date, in which event such Person shall be deemed to have become a holder of record on the next succeeding date on which the transfer books are open.
(d)    Approvals; Stockholders’ Agreement. The Partners agree to take all necessary and desirable actions, and to vote their Interests (or Conversion Shares, as applicable), as requested by the General Partner in connection with the consummation of those actions contemplated by this Section 6.07. In connection with the conversion of the Partnership into a corporation, such actions by the Partners shall include, without limitation, entering into a stockholders’ agreement containing provisions similar to the provisions in this Agreement, except that the stockholders’ agreement will include such customary lock-up and resale restrictions or other customary conditions in connection therewith as the General Partner may deem appropriate.
6.08    Power of Attorney. Each Class B Partner hereby makes, constitutes and appoints the General Partner and Parent as his, her or its true and lawful attorney-in-fact for his, her or it and in his, her or its name, place, and stead and for his, her or its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by Parent in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such Class B Partner in Sections 6.02, 6.03, 6.04, 6.05 and 6.06 in the event that he, she or it is required to Transfer Interests pursuant to such provisions. Each Class B Partner hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with his, her or its obligations and agreements pursuant to Sections 6.02, 6.03, 6.04, 6.05 and 6.06 as fully as he, she or it might or could do himself, herself or itself, and hereby ratifies and confirms all that any such attorney-in-fact will lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to this Section 6.08 is a special power of attorney, coupled with an interest, and is irrevocable, and will survive the bankruptcy, insolvency, dissolution or cessation of existence of any Class B Partner.
6.09    Incapacity. Upon the Incapacity of a Partner, such Partner’s Interest shall automatically be converted to an Economic Interest, and such Partner (or its executor, administrator, trustee or receiver, if applicable) shall thereafter be deemed a Transferee of such Interests for all purposes hereunder, with the same Economic Interest as was held by such Partner, but without any other rights of a Partner, except that the General Partner may in its discretion cause the Partnership to redeem such interest on the same basis as would apply pursuant to Section 6.05.
6.10    Non-Competition; Non-Solicitation; Non-Disparagement. In consideration for (i) the issuance of any initial Interest to a Class B Partner pursuant to Section 3.01 and Section 4.07 above and/or (ii) the issuance of any additional Interest to an existing Class B Partner pursuant to Section 4.01 above, the adequacy of which such Class B Partner hereby acknowledges, such Class B Partner hereby agrees as follows:
(a)    Non-Competition. Such Class B Partner shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his or her own or in association with others, as a principal, director, manager, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity in North America relating to (i) the sale or generation of electricity from natural gas renewables and geothermal resources (including retail sales of electricity) in competitive wholesale and retail power markets or (ii) any other business that constitutes more than 20% of the revenue or net operating profit of Calpine at the time (any such business or activity in clause (i) or (ii), a “Restricted Business”). Notwithstanding the foregoing, engagement in (x) a natural gas production, transportation or trading business, (y) a business that, incidental to its core business, sells wholesale power into a market and the Class B Partner is not engaged in such activity, or (z) a financial commodities trading business, shall not be considered a Restricted Business. Notwithstanding the foregoing, such Class B Partner shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent of the outstanding interest in such business.
(b)    Non-Solicitation. Such Class B Partner shall not, at any time during the Restricted Period, directly or indirectly, either for himself or herself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of Calpine or any of its subsidiaries to terminate his, her or its employment or arrangement with Calpine or such subsidiary, or otherwise change his, her or its relationship with Calpine or such subsidiary, or (ii) hire, or cause to be hired, any person who was employed by the Calpine or any of its subsidiaries at any time during the 12-month period immediately prior to the Date of Termination or who thereafter becomes employed by Calpine or any of its Subsidiaries.
(c)    Additional Class B Partner Confidentiality Obligations. Except as such Class B Partner reasonably and in good faith determines to be required in the faithful performance of such Class B Partner’s duties to the Partnership or in accordance with Section 6.10(e), such Class B Partner shall, for so long as such Class B Partner is employed by or provides services to the Partnership and thereafter, maintain in confidence and shall not directly or indirectly use, disseminate, disclose or publish, for such Class B Partner’s benefit or the benefit of any other Person, any Proprietary Information (as defined below), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Unless otherwise defined in any employment agreement, “Proprietary Information” means any confidential or proprietary information or trade secrets of or relating to the Partnership, including, without limitation, information with respect to the Partnership’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, strategic business plans, technology, designs, compensation paid to employees or other terms of employment. Notwithstanding the foregoing, “Proprietary Information” shall not include (A) information that is or becomes generally available to the public other than as a result of a Person’s improper disclosure (including any disclosure by such Class B Partner or his, her or its representatives) or (B) information made available to the Class B Partner on a non-confidential basis from a person that to the best of the Class B Partner’s knowledge (after reasonable inquiry), was not otherwise prohibited from disclosing such information. Such Class B Partner’s obligation to maintain and not use, disseminate, disclose or publish, or use for such Class B Partner’s benefit or the benefit of any other Person, any Proprietary Information will survive the Date of Termination. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Partnership (and any successor or assignee of the Partnership).

(d)    Return of Materials. Upon termination of such Class B Partner’s employment or other service relationship with the Partnership for any reason, such Class B Partner will promptly deliver to the Partnership (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Partnership property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his or her possession, custody or control.
(e)    Legal Process; Exceptions. Such Class B Partner may respond to a lawful and valid subpoena or other legal process but shall give the Partnership the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Partnership and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. In addition, nothing herein shall prevent any Class B Partner from reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Partnership, to, any governmental agency or entity (including the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation.
(f)    Non-Disparagement. Such Class B Partner agrees not to (i) make any negative, unflattering, accusatory, or derogatory remarks about the Partnership, any of the Partnership’s products or practices, or any of the Partnership’s directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, or (ii) take any action that might reasonably be expected to cause damage or harm (reputational or otherwise) to the Partnership or any of its Affiliates; provided that such Class B Partner may confer in confidence with such Class B Partner’s legal representatives and make truthful statements as required by law.
(g)    Transitions. Prior to accepting other employment or any other service relationship during the Restricted Period, such Class B Partner shall provide a copy of this Section 6.10 to any recruiter who assists such Class B Partner in obtaining other employment or any other service relationship and to any employer or other Person with which such Class B Partner discusses potential employment or any other service relationship.
(h)    Interpretation. In the event the terms of this Section 6.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by such Class B Partner of the provisions of this Section 6.10 shall toll the running of any time periods set forth in this Section 6.10 for the duration of any such breach or violation.

(i)    Certain Terms. As used in this Section 6.10, the term “the Partnership” shall include the Partnership, the General Partner, Parent, Calpine and their respective subsidiaries and Affiliates.
(j)    Injunctive Relief. Such Class B Partner recognizes and acknowledges that a breach of the covenants contained in this Section 6.10 will cause irreparable damage to the Partnership and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, such Class B Partner agrees that in the event of a breach of any of the covenants contained in this Section 6.10, in addition to any other remedy which may be available at law or in equity (including, without limitation, pursuant to Section 6.05(e)), the Partnership will be entitled to specific performance and injunctive relief.
6.11    Parent Distribution. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that Parent or any of its Affiliates or any direct or indirect partner, member or other equity participant of any of the foregoing may, with the consent of the General Partner, distribute all or any portion of the Interests or Calpine Shares held directly or indirectly by it to its respective direct or indirect partners, members or other equity participants (any such distribution, a “Parent Distribution”). Any such partners, members or other equity participants (a) who receive Interests pursuant to a Parent Distribution, shall agree to be bound by the terms of this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit B, and make the representations and warranties set forth in Section 3.03 as of the date of such Person’s admission as a Partner of the Partnership, in each case in accordance with Section 3.02, and (b) who receive Calpine Shares pursuant to a Parent Distribution, shall agree to be bound by the terms of the Stockholders Agreement by executing and delivering a joinder to the Stockholders Agreement. Notwithstanding anything to the contrary contained in this Agreement, a Parent Distribution shall not constitute a “Transfer” for any purpose under this Agreement and shall, except as expressly provided in this Section 6.11, be exempt in all respects from the terms and conditions of this Agreement. As an example, and without limiting the generality of the foregoing, it is expressly understood and agreed that a Parent Distribution shall not constitute a Tag-Along Sale. Any such partners, members or other equity participants (a) who receive Interests pursuant to a Parent Distribution, shall have the same rights and restrictions as applicable to Parent under this Agreement and (b) who receive Calpine Shares pursuant to a Parent Distribution, shall have the same rights and restrictions as applicable to Parent under the Stockholders Agreement.

ARTICLE VII.
MANAGEMENT
7.01    Management. Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Partnership will be vested in the General Partner. The General Partner will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Partnership, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s activities. Unless expressly authorized to do so by the provisions hereof or by action of the General Partner, no Partner may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of the Partnership. The General Partner shall be removed as general partner of the Partnership immediately upon the removal of the General Partner as general partner of Parent in accordance with the Parent LPA and the Person appointed as the successor general partner of Parent shall be appointed the successor General Partner of the Partnership. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event shall the Partnership take any action set forth in Section 6.8.1 of the Parent LPA without the consent of “Two-Thirds in Interest” of the “Limited Partners” of Parent (each as defined in the Parent LPA), if such action would, pursuant to Section 6.8.1 of the Parent LPA, require such consent.
7.02    Limitation of Duties. No Partner (in its capacity as such) shall have any duties (including fiduciary duties) or liabilities relating thereto to the Partnership or the Partners, except for the implied covenant of good faith and fair dealing and except as may be specifically provided herein or required by any provisions of the Act or other applicable law that cannot be waived. Moreover, except as expressly provided herein, each Partner and each of their respective Affiliates shall be free to engage or invest in, and devote his or its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Partnership, and neither the Partnership nor any other Person will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. No notice, approval or other sharing of any such other opportunity or activity will be required. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity to the fullest extent permitted by applicable law.
7.03    Transactions with Affiliates. To the extent permitted by applicable law, each Partner, whether acting for itself or on behalf of the Partnership, is, subject to Section 7.02, hereby authorized to purchase property from, sell property to, or otherwise deal with any other Partner, the Partnership, or any of their respective Affiliates.
7.04    Officers; Partners.
(a)    Officers. The General Partner may, from time to time, designate one or more Persons to be Officers of the Partnership, with such titles as the General Partner may assign to such Persons. No Officer need be a Partner or a resident of the State of Delaware. Officers so designated will have such authority and perform such duties as the General Partner may, from time to time, delegate to them and, unless otherwise specified by the General Partner, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Officers and agents of the Partnership will be fixed from time to time by the General Partner. Any Officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. Any Officer may be removed as such, either with or without cause, by the General Partner, in its sole discretion. Any vacancy occurring in any office of the Partnership may be filled by the General Partner. The Officers of the Partnership, and their respective titles, as of the Effective Date are set forth on Exhibit C.
(b)    Separate Interests. The General Partner, in performing its obligations under this Agreement, may act or omit to act at the direction of Parent, considering only such factors, including the separate interests of Parent and its Affiliates (which interests may differ from, and be given priority over, the interests of the Partnership or any other Partner), as the General Partner or Parent chooses to consider, and any action of the General Partner or failure to act, taken or omitted in good faith reliance on this Section 7.04(b) will not constitute a breach of any duty (including any fiduciary duty) on the part of the General Partner or Parent to the Partnership or any other Partner. The provisions of this Agreement, to the extent that they modify or eliminate the duties and liabilities of the General Partner or any Partner otherwise existing at law or in equity, are agreed by the Partners to modify or eliminate to that extent such other duties and liabilities of the General Partner or such Partner to the fullest extent permitted by applicable law.
7.05    Indemnification; Limitation of Liability.
(a)    Indemnification. Except as limited by applicable law and subject to the provisions of this Section 7.05, the Officers and each Partner of the Partnership (each, an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Partnership against, any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Partner or Officer of the Partnership, or by reason of its involvement in the management of the affairs of the Partnership, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this Section 7.05 for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under this Agreement, or bad faith of such Indemnitee. The rights of indemnification provided in this Section 7.05 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law. Without limiting the foregoing, an Indemnitee will be entitled to indemnification by the Partnership against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the Act or any other applicable statute.

(b)    Payments Prior to Final Disposition. Except as limited by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Partnership or a majority in interest of the Partners against such Indemnitee), will be paid by the Partnership in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 7.05 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the General Partner.
(c)    Heirs and Representatives. The indemnification provided by this Section 7.05 will inure to the benefit of the heirs and personal representatives of each Indemnitee.
(d)    Officers and Agents. The Partnership may, at the direction of the General Partner, indemnify and advance expenses to any other Officer, employee or agent of the Partnership to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.05(a) and (b).
(e)    Not Exclusive. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.05 shall not be exclusive of any other right that a Partner or other Person indemnified pursuant to this Section 7.05 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.
(f)    No Partner Personal Liability for Indemnification. Any indemnification pursuant to this Section 7.05 will be made only out of the assets of the Partnership and will in no event cause any Partner to incur any personal liability nor will it result in any liability of the Partners to any third party.
(g)    Priority. The Partnership hereby acknowledges that each Indemnitee that is a Parent-Related Partner or heir or representative of any Parent-Related Partner (each, a “Parent-Related Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Parent-Related Partners and/or their Affiliates (collectively, the “Parent-Related Indemnitors”). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Partnership is the indemnitor of first resort (i.e., the Partnership’s obligations to each Parent-Related Indemnitee are primary and any obligation of the Parent-Related Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Parent-Related Indemnitee are secondary), (ii) the Partnership will be required to advance the full amount of expenses incurred by each Parent-Related Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Section 7.05, without regard to any rights each Parent-Related Indemnitee may have against the Parent-Related Indemnitors, and (iii) the Partnership and the Partners irrevocably waive, relinquish and release the Parent-Related Indemnitors from any and all claims against the Parent-Related Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Parent-

Related Indemnitors on behalf of a Parent-Related Indemnitee with respect to any claim for which such Parent-Related Indemnitee has sought indemnification or advancement of expenses from the Partnership will affect the foregoing and the Parent-Related Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Parent-Related Indemnitee against the Partnership. The Parent-Related Indemnitors are express third party beneficiaries of the terms of this Section 7.05(g).
7.06    Officers’ Insurance. The Partnership shall purchase and maintain officer liability insurance in the amount approved by the General Partner on behalf of any Person who is or was a Partner or Officer of the Partnership against any liability asserted against such Person or incurred by such Person in any capacity identified in Section 7.05 or arising out of such Person’s status as an Indemnitee, whether or not the Partnership would have the power to indemnify such Person against that liability under Section 7.05.
ARTICLE VIII.
OTHER RIGHTS AND OBLIGATIONS OF PARTNERS
8.01    Books and Records. The Partnership shall maintain or cause to be maintained at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.
8.02    Schedule K-1 Information. No later than 90 days after the end of each Fiscal Year, the Partnership shall use its reasonable efforts to provide an estimated Schedule K-1 to each Partner, and, no later than June 30 following the end of each Fiscal Year, the Partnership shall use its reasonable efforts to (i) provide to each Partner a final Schedule K-1 and (ii) provide to any Partner such other information reasonably requested by such Partner in order for such Partner to fulfill its federal, state and local tax reporting obligations.
8.03    Confidentiality. Each Partner agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Partners, and all other non-public information received from or otherwise relating to the Partnership or its business will be confidential, and will not be disclosed or otherwise released to any other Person (other than another party hereto), without the prior approval of the General Partner. The obligations of the Partners hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law; provided, that prior to disclosing such confidential information, to the extent practicable a Partner must notify the Partnership thereof, which notice will include the basis upon which such Partner believes the information is required to be disclosed.
ARTICLE IX.
TAXES
9.01    Tax Returns. The General Partner will cause to be prepared and timely filed all necessary federal, state and local income tax returns for the Partnership. Each Partner will furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s tax returns to be prepared and timely filed.
9.02    Tax Classification. It is the intent of the Partners that the Partnership be treated as a partnership (for so long as any Class B Interests have been issued and are outstanding) or as a disregarded entity (if no Class B Interests are then outstanding), in each case, for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes. Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation for federal income tax purposes (other than as determined by the General Partner in connection with the consummation of an IPO pursuant to Section 6.07 of this Agreement), and no provision of this Agreement will be construed to sanction or approve such an election.
9.03    Partnership Representative. The General Partner is hereby designated as the Partnership’s “partnership representative” within the meaning of Code Section 6223, unless and until another Person is designated as such from time to time by the General Partner.
9.04    Section 409A. No Award is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. To the extent that the General Partner determines that any Award granted under this Agreement is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the General Partner determines that any Award may be subject to Section 409A, the General Partner reserves the right to (without any obligation to do so or to indemnify the holder of such Award for failure to do so), in its sole discretion, adopt such amendments to this Agreement and the applicable Award Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the General Partner determines to be necessary or appropriate (i) to preserve the intended tax treatment of the benefits provided with respect to the Award, to preserve the economic benefits with respect to the Award, or to avoid less favorable accounting or tax consequences for the Partnership and/or (ii) to exempt the Award from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
ARTICLE X
CERTIFICATION OF INTERESTS; REPORTS; BANK ACCOUNTS
10.01    Certification of Interests. If the General Partner so elects at any time, (i) each Partner will enter into an amendment to this Agreement which provides that this Section 10.01 will be amended and restated substantially as set forth in Exhibit D hereto and (ii) the Partnership will cause the Interests in the Partnership to be evidenced by certificates in the form of Exhibit E hereto. The Partnership will maintain books for the purpose of registering the transfer of Interests.

10.02    Reports. The Partnership will cause to be prepared or delivered such reports as the General Partner may require. The Partnership will bear the costs of such reports.
10.03    Bank Accounts. The General Partner will cause the Partnership to establish and maintain one or more separate bank or investment accounts for Partnership funds in the Partnership’s name with such financial institutions and firms as the General Partner may select and with such signatories thereon as the General Partner may designate.
ARTICLE XI.
DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION
11.01    Dissolution. The Partnership will dissolve and its affairs will be wound up upon the first to occur of any of the following:
(a)    the consent of the General Partner; or
(b)    the occurrence of any other event causing dissolution of the Partnership under the Act;
provided that, upon dissolution pursuant to clause (b) of this Section 11.01, any or all of the remaining Partners may elect to continue the business of the Partnership within 90 days after the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Partner will not dissolve the Partnership.
11.02    Liquidation and Termination. On dissolution of the Partnership, the General Partner may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation will be borne as a Partnership expense. Until final distribution, the liquidator will continue to operate the Partnership properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:
(a)    Accounting. As promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    Payments. The liquidator will pay from Partnership funds all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    Disposition of Assets. The Partnership will dispose of all remaining assets as follows:

(i)    the liquidator may sell any or all Partnership property, and any resulting gain or loss from each sale will be computed and allocated to the Partners pursuant to Article V;
(ii)    with respect to all Partnership property that has not been sold, the fair market value of that property will be determined and the Capital Accounts of the Partners will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable Transfer of that property for the fair market value of that property on the date of distribution;
(iii)    thereafter, Partnership property will be distributed among the Partners in accordance with Section 5.01, taking into account prior distributions under Section 5.03 but subject to Section 5.02.
(iv)    Distributions. All distributions in kind to the Partners will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 11.02.
11.03    Cancellation of Filing. On completion of the distribution of Partnership assets as provided herein, the Partnership will be terminated, and the General Partner (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 2.07 and will take such other actions as may be necessary to terminate the Partnership.
ARTICLE XII.
GENERAL PROVISIONS
12.01    Changes in Interests; Disposition of Assets. In the event that the General Partner determines that any dividend or other distribution (whether in the form of cash, Interests, other equity securities or other property), Capital Contribution, recapitalization, reclassification, reorganization, change to corporate form, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Partnership, or exchange of Interests or other equity securities of the Partnership, or other similar corporate transaction or event, affects the Interests such that an adjustment is determined by the General Partner in good faith to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement or with respect to an Award, or if the events described in clause (i) of the definition of Drag-Along Sale occur, then the General Partner shall, in such manner as it may deem equitable, adjust any or all of:
(a)    The number of Interests or the number and kind of equity securities of the Partnership with respect to which Awards may be granted under this Agreement;

(b)    The number of Interests or the number and kind of equity securities of the Partnership subject to outstanding Awards, including the cancellation of outstanding Awards for an amount of cash, securities, or other property equal to the amount, if any, that could have been attained upon the realization of the Partner’s rights had such Award (or portion thereof) been fully vested immediately prior to the occurrence of such transaction or event;
(c)    The purchase price, if any, with respect to any Interest; and
(d)    The Benchmark Amount, Benchmark Component or any financial or other “targets” specified in this Agreement or in any Award Agreement for determining the vesting of any Award.
12.02    Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes the Partnership may be deducted from that sum before payment.
12.03    Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given either by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, or by depositing such writing with a reputable overnight courier for next day delivery, or by delivering such writing to the recipient in person, by courier or by facsimile transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Partner or other party hereto will be sent to or made at the addresses given for that Person on the list attached hereto as Exhibit A or such other address as such Person may specify by notice to the other Persons party hereto. Any notice, request or consent to the Partnership made by a Partner will be given to each other Partner.
12.04    Entire Agreement; Supersedure. This Agreement (together with the Exhibits hereto), and the agreements entered into in connection herewith, constitute the entire agreement of the Partners relating to the Partnership and supersede all prior contracts or agreements with respect to the Partnership, whether oral or written.
12.05    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
12.06    Amendment or Modification.
(a)    Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the General Partner; provided that without the consent of any Partner to be adversely affected thereby, this Agreement may not be amended so as to (i) modify the limited liability of any Partner, (ii) disproportionately and adversely affect the interest of such Partner in any Profits, Losses or distributions or (iii) require any Partner to make any additional Capital Contribution to the Partnership without that Partner’s prior written consent; provided, further, that any amendment which impairs the rights of the Class B Partners arising under this Agreement in a manner that has a disproportionate negative impact on the Class B Partners shall also require the consent of the holders of a majority of the Class B Interests.
(b)    Notwithstanding the foregoing or anything to the contrary herein, in addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the General Partner without the consent of any Partner to (i) amend Exhibit A in accordance with Section 3.01, (ii) correct any typographical or similar ministerial errors, (iii) delete or add any provision of this Agreement required to be so deleted or added by, or for compliance with, applicable law, (iv) amend any provisions of this Agreement as the General Partner reasonably deems necessary or appropriate in furtherance of any Transfer to, or admission of, any Affiliate of Parent and/or (v) cure any mistake or ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement in each such case in a manner that is not inconsistent with the provisions of this Agreement.
12.07    Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and assigns.
12.08    Governing Law; Severability. This Agreement, and all rights and remedies in connection therewith, will be governed by, and construed under, the laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.
12.09    Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Partner will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
12.10    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR

PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
12.11    Waiver of Certain Rights. To the maximum extent permitted by applicable law, each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership, or to maintain any action for partition of the property of the Partnership
12.12    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed to be an original and all of which will constitute one agreement, binding on all parties hereto.
[Signature pages follow]

IN WITNESS THEREOF, the undersigned Partners have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER

VOLT PARENT GP, LLC

By: Energy Capital Partners III, LLC,
its managing member

By: ECP ControlCo, LLC,
its managing member

By: /s/ Tyler Reeder
Name: Tyler Reeder
Title:     Managing Member

LIMITED PARTNERS

VOLT PARENT, LP

By:    Volt Parent GP, LLC,
its general partner

By: Energy Capital Partners III, LLC,
its managing member

By: ECP ControlCo, LLC,
its managing member

By: /s/ Tyler Reeder
Name: Tyler Reeder
Title:     Managing Member

[Signature Page to Second Amended and Restated Limited Partnership Agreement of CPN Management, LP]

EXHIBIT A
Partners, Capital Contributions, and Interests
Revised as of: August 29, 2018

General Partner and Class A Partners

Partner Name and Address	Type of Interest	Capital Contribution	Unreturned Capital	Percentage Interest(2)	Benchmark Component
General Partner(1) Volt Parent GP, LLC 51 JFK Parkway Suite 200 Short Hills, NJ 07078 Attn: President and CEO Fax: (973) 671-6101	General Partner
Parent(1) Volt Parent, LP 51 JFK Parkway Suite 200 Short Hills, NJ 07078 Attn: President and CEO Fax: (973) 671-6101	Class A	$5,439,205,757.50	$5,439,205,757.50	100.0000%	None

A-1

Class B Partners

Partner Name and Address	Date of Issuance	Type of Interest	Percentage Interest(3)	Benchmark Components
John Hill	March 8, 2018	Class B Interest	1.3900%	$5,452,861,009.00
William Miller	March 8, 2018	Class B Interest	0.5300%	$5,452,861,009.00
Zamir Rauf	March 8, 2018	Class B Interest	0.3900%	$5,452,861,009.00
	August 29, 2018	Class B Interest	0.0100%	$5,452,861,009.00

Other individuals each holding Class B Interests each with a Benchmark Component of $5,452,861,009.00 and representing Percentage Interests in the aggregate of 3.1900%,(3) in each case as set forth in the books and records of the Partnership.

(1)	All notices shall be sent with a copy concurrently to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4834, Facsimile No.: (212) 751-4864, Attn: David Kurzweil.

(2)	Not adjusted for Benchmark Amount.

(3)	Reflects the Awards granted to such Class B Partner, whether vested or unvested. Awards are subject to vesting as set forth in the applicable Award Agreement.

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EXHIBIT B
FORM OF JOINDER
TO
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CPN MANAGEMENT, LP

The undersigned hereby joins in the execution and delivery of that certain Second Amended and Restated Limited Partnership Agreement, dated as of August 9, 2018 (as may hereafter be amended from time to time, the “Partnership Agreement”), of CPN Management, LP, a Delaware limited partnership (the “Partnership”), and agrees to be bound in all respects by the terms and conditions specified in the Partnership Agreement as a limited partner of the Partnership. If the undersigned is married, the undersigned has further caused his or her spouse to execute the Spousal Consent set forth below.

Dated: _________ ___, 20__

__________________________
Name:

Address:
_______________________
_______________________
_______________________
FEIN/SSN:

SPOUSAL CONSENT
The undersigned is the spouse of _______________________. The undersigned acknowledges that he or she has read the Partnership Agreement (as defined above) and clearly understands its provisions. The undersigned is aware that, by the provisions of the Partnership Agreement, he or she has agreed to sell or transfer all of his or her interest in the Partnership (as defined above), including any community property interest, in accordance with the terms and provisions of the Partnership Agreement. The undersigned hereby expressly approves of and agrees to be bound by the provisions of the Partnership Agreement in its entirety, including, but not limited to, those provisions relating to the sales and transfers of interests in the Partnership.

Dated: _________ ___, 20__

__________________________
Name:

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EXHIBIT C
Officers

Name	Title
Tyler Reeder	President and Chief Executive Officer
Andrew Singer	General Counsel and Secretary
Andrew Gilbert	Vice President and Treasurer

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EXHIBIT D
Certificated Securities and Article 8 Opt-in Provision

Section 10.01. Certification of Interests; Article 8 Opt-in.
(a)    Certification of Interests. The Interests in the Partnership will be evidenced by certificates in the form of Exhibit E hereto. The Partnership will maintain books for the purpose of registering the Transfer of Interests. In connection with a transfer in accordance with this Agreement of any Interests in the Partnership, the certificate(s) evidencing the Interests will be delivered to the Partnership for cancellation, and the Partnership will thereupon issue a new certificate to the transferee evidencing the Interests that were Transferred and, if applicable, the Partnership will issue a new certificate to the transferor evidencing any Interests registered in the name of the transferor that were not Transferred.
(b)    Article 8 Opt-in. The Partnership hereby irrevocably elects that all Interests in the Partnership will be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Interests in the Partnership will bear the following legend: “This certificate evidences an interest in CPN Management, LP and will be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.” This provision will not be amended, and any purported amendment to this provision will not take effect, until all outstanding certificates have been surrendered for cancellation.

D-1

EXHIBIT E
Form of Interest Certificate
CERTIFICATE OF INTEREST

Certificate Number: [___]
CPN Management, LP
Formed under the Delaware Revised Uniform Limited Partnership Act
The transfer of interest represented by this certificate is subject to the restrictions set forth on the reverse side

This certifies that [_____________] holds an interest in:

CPN Management, LP
a Delaware Limited Partnership

This Certificate is transferable only on the books of CPN Management, LP by the holder hereof in accordance with the Second Amended and Restated Limited Partnership Agreement of CPN Management, LP, as amended from time to time (the “Partnership Agreement”).

This Certificate evidences an interest CPN Management, LP and will be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.
In Witness Whereof, the undersigned has executed this Certificate on behalf of CPN Management, LP this __ day of _________, _____.
_____________________________
Name: [_________]
Title: [_________]

E-1

THE INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS (“BLUE SKY LAW”). THE INTEREST MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER AND IS MADE IN ACCORDANCE WITH THE TERMS, CONDITIONS AND RESTRICTIONS IN THE PARTNERSHIP AGREEMENT.

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